EXECUTION VERSION

AMENDING AGREEMENT NO. 6 TO
CANADIAN PLEDGE AGREEMENT
REYNOLDS PACKAGING INTERNATIONAL S.À R.L.

TO:
The Bank of New York Mellon (in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement and its successors, permitted transferees and permitted assigns, the "Collateral Agent") on behalf of and for the benefit of itself and the other Secured Parties

FROM:	Reynolds Packaging International S.à r.l., formerly Reynolds Packaging International B.V. (the "Pledgor")
DATED:    As of the 6th day of September, 2017.
WHEREAS:

(A)
The Pledgor granted the Collateral Agent a Canadian pledge agreement dated as of September 1, 2010, as amended by Amending Agreement No. 1 dated as of the 28th day of April, 2011, Amending Agreement No. 2 dated as of the 28th day of April, 2011, Amending Agreement No. 3 dated as of the 1st day of July, 2011, Amending Agreement No. 4 dated as of the 1st day of January, 2012 and Amending Agreement No. 5 dated as of the 30th day of June, 2014 (the "Canadian Pledge Agreement");

(B)	The Pledgor has migrated from The Netherlands to Luxembourg and has changed its name from Reynolds Packaging International B.V. to Reynolds Packaging International S.à r.l., and

(C)
The Pledgor and the Collateral Agent (on instructions from the Applicable Representative as defined in and pursuant to the First Lien Intercreditor Agreement) have agreed to amend the Canadian Pledge Agreement by amending the definition of “Pledgor”;

NOW THEREFORE in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor covenants and agrees in favour of the Collateral Agent as follows:
ARTICLE I
AMENDMENTS
Section 1.1    Canadian Pledge Agreement Amendments. As of and with effect from the date hereof, the Canadian Pledge Agreement shall be amended as follows:

(1)	Section 1.1(z) is deleted in its entirety and replaced with the following:
““Pledgor” means Reynolds Packaging International S.à r.l., a private company with limited liability, incorporated under the laws of Luxembourg, having its corporate seat in Munsbach and its registered address at 6C rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg;”.
ARTICLE II
MISCELLANEOUS
Section 2.1    Continuing Effect. The parties hereby confirm the terms of the Canadian Pledge Agreement which continues in full force and effect as amended by the terms of this Amending Agreement No. 6. The Canadian Pledge Agreement and this Amending Agreement No. 6 shall hereafter be read and construed as one instrument.
Section 2.2    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Canadian Pledge Agreement.
Section 2.3    Governing Law and Jurisdiction. This Amending Agreement No. 6 shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
[SIGNATURE PAGE FOLLOWS]

DATED as of the date first set forth above.

Signed for and on behalf of
Reynolds Packaging International S.à r.l. by

/s/ Cindi Lefari
Name:	Cindi Lefari
Title:	Authorized Signatory

Signed for and on behalf of
The Bank of New York Mellon, as Collateral Agent, by

/s/ Latoya S. Elvin
Name:	Latoya S. Elvin
Title:	Vice President

[Amending Agreement No. 6 to Canadian Pledge Agreement]